PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made between F.C. Silver Hill Associates, L.P., a Virginia limited partnership (“Seller”) and BIR Silver Hill, L.L.C., a Delaware limited liability company (“Purchaser”) effective as of the 2nd day of September, 2004 (“Effective Date”).

        In consideration of the mutual covenants and representations herein contained, Seller and Purchaser agree as follows:

1.

PURCHASE AND SALE

        1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the following described property located at 201 Arboretum Way, Newport News, Virginia, commonly referred to as the Silver Hill at the Arboretum Apartments (herein collectively called the “Property”):

    (a)        Land. That certain tract of land (the “Land”) located at 201 Arboretum Way, Newport News, Virginia, being more particularly described on Exhibit A attached hereto and incorporated herein by reference together with all improvements, if any, located thereon.

(b) Easements. All easements, if any, benefiting the Land.

(c) Rights and Appurtenances. All rights and appurtenances pertaining to the foregoing, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way.

(d) Permits. All governmental and quasi-governmental permits, approvals and licenses relating to the Land or the Improvements.

    (e)        Improvements. All structures, buildings and other improvements (the “Improvements”), if any, in and on the Land including, without limitation, a 153 unit apartment complex, and related improvements, facilities, amenities, structures, driveways and walkways constructed on the Land.

(f) Leases. All of Seller’s right, title and interest in and to all leases (the “Leases”), if any, affecting the Property, and all tenant security deposits, held by Seller.

    (g)        Tangible Personal Property. All of Seller’s right, title and interest in all appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other personal property, if any, located on or about the Land and the Improvements or used or usable in the operation and maintenance thereof including, without limitation, the personal property more particularly described on Exhibit B attached hereto (the “Tangible Personal Property”).

    (h)        Intangible Property. All of Seller’s right, title and interest in all intangible property (the “Intangible Property”), if any, pertaining to the Land, any Improvements, or the Tangible Personal Property or the use thereof, including, without limitation, all Contracts and Warranties, as such terms are defined in Section 5.2 hereof, trademarks, trade names and service marks, all transferable telephone exchange numbers, plans and specifications, engineering plans and studies, floor plans and landscape plans.

2.

PURCHASE PRICE

        2.1 Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be FOUR MILLION THREE HUNDRED FIFTY THOUSAND DOLLARS ($4,350,000.00) and shall be paid by Purchaser to Seller (as defined in Section 7.1) as follows:

(a)

At Closing, subject to obtaining all necessary approvals from the existing lender(s) under the Existing Loan (as hereinafter defined) and the consent of the United States Department of Housing and Urban Development (“HUD”), if applicable, Purchaser shall assume all obligations and agreements of Seller (including, without limitation, a Regulatory Agreement, dated as of September 23, 1994, as amended) related to the loan from Virginia Housing Development Authority (“VHDA”) (“Existing Loan”) which indebtedness is secured by a Deed of Trust on the Property (the “First Deed of Trust”) and which has a current aggregate balance of approximately $3,460,798.12, as of August 17, 2004. All loan documentation related to the Existing Loan is hereinafter referred to as the “Loan Documents”. Copies of said Loan Documents will be provided to Purchaser as part of the due diligence materials (Review Documents) as noted herein. Purchaser shall receive a credit against the purchase price equal to the outstanding principal balance and all accrued but unpaid interest on the Existing Loan.

(b)

In accordance with Article 7 herein, at Closing, the balance of the Purchase Price, subject to the adjustments set forth herein and less the Earnest Money, shall be paid all in cash by wire transfer of immediately available funds denominated in United States currency.

3.

EARNEST MONEY

        3.1 Earnest Money. Purchaser shall pay $61,080.00 in Earnest Money to Seller. Purchaser shall deliver to Lawyers Title Insurance Corporation, 150 Federal Street, Suite 200, Boston, Massachusetts 02110, Attention: Robert G. Soule, Esq. (the “Escrow Agent”), within one (1) business day after the date of this Agreement, the sum of SEVEN THOUSAND SIX HUNDRED THIRTY FIVE DOLLARS ($7,635.00) in cash (such amount, together with all interest, if any, earned thereon being referred to as the “Initial Earnest Money”). The Initial Earnest Money shall be invested by the Escrow Agent in an account as Purchaser may direct. Seller shall have the option of terminating this Agreement if the Initial Earnest Money is not delivered to the Escrow Agent within such time. Upon the expiration of the Inspection Period as hereinafter defined, if Purchaser has not terminated this Agreement pursuant to Section 5.2(a) hereof, Purchaser shall deposit in cash the sum of FIFTY-THREE THOUSAND FOUR HUNDRED FORTY FIVE DOLLARS ($53,445.00) (such amount, together with all interest, if any, earned thereon being referred to as the “Additional Earnest Money” and the Additional Earnest Money together with the Initial Earnest Money being hereinafter collectively referred to as the “Earnest Money”). Upon the deposit of the Additional Earnest Money, and except as otherwise set forth in this Agreement, the entire Earnest Money deposit shall become non-refundable pursuant to the terms of this Agreement. If the sale of the Property is consummated pursuant to the terms of this Agreement, all Earnest Money and any interest earned thereon shall be paid to Seller and applied to the payment of the Purchase Price. If this Agreement is properly terminated prior to the end of Inspection Period or prior to the expiration of the Financing Contingency Period, or in accordance with any other express provision of this Agreement by either party in accordance with the terms hereof, then the Earnest Money on deposit and any interest earned thereon shall be immediately returned to Purchaser, and no party hereto shall have any further obligations under this Agreement except for the obligations specified in Section 5.2(a) and Section 11.2. Purchaser and Seller shall enter into with Escrow Agent an Escrow Agreement in the form attached hereto as Exhibit B, with regard to the rights and obligations of Escrow Agent, Purchaser and Seller with regard to the Earnest Money.

4.

EXISTING LOAN

4.1 Assumption of Existing Loan. Seller hereby agrees that Purchaser shall have an additional thirty (30) days following the expiration of the Inspection Period (“Financing Contingency Period”) to obtain the necessary approvals from the existing lender of the Existing Loan and HUD, if applicable, to allow Purchaser to assume, at Closing, the Existing Loan, provided that the Financing Contingency Period may be extended for an additional thirty (30) days upon written notice from Purchaser to Seller given prior to the thirtieth (30th) day after the Inspection Period. If Purchaser is unable to obtain the approval of the existing lender or HUD, if applicable, by the last day of the Financing Contingency Period, Purchaser shall, within three (3) business days after the expiration of the Financing Contingency Period, elect to (i) payoff and satisfy all obligations of the Existing Loan including the payment of any prepayment penalties and/or fees and Close on its purchase of the Property or (ii) terminate this Agreement and receive a refund of its Earnest Money from Escrow Agent . If Purchaser fails to provide notice of its election to terminate this Agreement pursuant to (i) or (ii) above within said three (3) day period, Purchaser shall be deemed to have elected option (ii) above.

    (a)        each of Seller and Purchaser shall make all commercially reasonable efforts to obtain VHDA’s consent (and the consent of HUD, if applicable) to the assignment and assumption of the Existing Loan in accordance with the terms of this Agreement, including completing and submitting to VHDA VHDA’s Application for Assumption Commitment promptly after Purchaser receives VHDA’s form, and including providing all other cooperation the other party reasonably requests toward that end.

        Seller, at no material cost or expense to itself, agrees to cooperate with Purchaser in connection with Purchaser’s preparation of all applications and submissions contemplated hereunder and, without limiting the generality of the foregoing, shall furnish such information and execute and deliver such documents on behalf of the Seller as may be reasonably required in connection therewith. Purchaser and Seller shall establish a mutual understanding for all communications between Seller, its property manager, or other representative of the Seller and VHDA and HUD or any tenant or tenants of the Property regarding the terms and conditions of any proposed or submitted application contemplated in connection herewith.

    (b)        at Closing, Seller shall assign the Existing Loan to Purchaser, and Purchaser shall assume the Existing Loan, with VHDA’s written consent, under an assignment and assumption agreement (the “Loan Assignment and Assumption Agreement”) that: (i) imposes no obligation or liability on Seller under the Loan Documents with respect to any period after Closing, with the same effect as if Seller were paying off the Existing Loan in full at Closing; (ii) imposes no obligation or liability on Purchaser under the Loan Documents with respect to any period prior to Closing, with the same effect as if the Existing Loan were first being disbursed to Purchaser at Closing; (iii) does not modify any of the terms or provisions of the Loan Documents in any material respect; and (iv) contains an estoppel, to VHDA’s knowledge, that no defaults exist on the part of Seller under the Loan Documents (the Loan Assignment and Assumption Agreement and any other documents the VHDA requires Seller and/or Purchaser to execute and deliver as a condition to the assignment and assumption of the Existing Loan to Purchaser are, collectively, the “VHDA Assumption Documents”);

    (c)        Seller and FC Hamptons Associates, L.P., the limited partner of Seller, shall indemnify Purchaser against all costs or liabilities caused by a recapture of Low Income Housing Tax Credits related to a failure to comply with the requirements of Section 42 of the Internal Revenue Code (including, without limitation, the “Minimum Set-Aside Test” and “Rent Restriction Test”) arising during Seller’s period of ownership. Purchaser shall indemnify Seller against all costs or liabilities caused by a recapture of Low Income Housing Tax Credits related to a failure to comply with the requirements of Section 42 of the Internal Revenue Code (including, without limitation, the “Minimum Set-Aside Test” and “Rent Restriction Test”) arising from and after the Closing Date. All parties hereby agree that, to evidence such ongoing indemnification, each shall execute an Indemnification Agreement reasonably satisfactory to Purchaser and Seller at Closing.

5.

CONDITIONS TO CLOSING

         5.1 Delivery of Title Commitment and Survey.

    (a)        Purchaser, at Purchaser’s sole cost and expense, shall obtain, within five (5) business days after the date of this Agreement, an ALTA Title Commitment for an Owner’s Policy of Title Insurance (a “Title Policy”) issued by Boston, Massachusetts National Accounts office of Lawyers Title Insurance Corporation (the “Title Company”), together with legible copies of any covenants, easements, and other items listed in the Title Commitment as exceptions to title to the Property. The Title Policy, when delivered, shall name Purchaser as insured, and shall be in the amount of the Purchase Price, insuring that Purchaser owns good and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions. Seller shall also deliver to Purchaser, along with the other Review Documents noted in Section 4.2, (i) the most recently available as-built survey in Seller’s possession (“Survey”) of the Property, and (ii) an affidavit by Seller that there has been no material construction, demolition or modification to the property since the survey. If the Purchaser requires an update to the Survey, it shall be at Purchaser’s sole cost and expense.

    (b)        Purchaser shall have until the end of the Inspection Period within which to approve or disapprove the Title Commitment and the Survey, including the information reflected therein, such approvals or disapprovals to be within Purchaser’s sole discretion (any such disapproved item or matter herein referred to as a “Title Exception”). If Purchaser fails to disapprove any item or information contained in the Title Commitment or Survey by written notice delivered to Seller of Purchaser’s objection to such Title Exception(s) (a “Title Objection Notice”), prior to the expiration of the Inspection Period, Purchaser shall be deemed to have approved such Title Exception(s) and shall accept title to the Property as reflected in the Title Commitment and Survey, and subject to the Permitted Exceptions (as defined below). If Purchaser delivers a Title Objection Notice to Seller prior to the expiration of the Inspection Period, Seller shall have the right (without any obligation to do so) to cure or attempt to cure the Title Exception(s) referenced in Purchaser’s Title Objection Notice within ten (10) days after Purchaser’s delivery of the Title Objection Notice. In the event Seller is unable to cure or elects not to cure any one or more of the Title Exception(s) referenced in the Title Objection Notice, Seller may notify Purchaser in writing of such inability or election and Purchaser shall have the right to either: (a) waive such title matter(s) and, at Closing accept title to the Property subject to said Title Exceptions or (b) terminate this Agreement by giving written notice to Seller within five (5) business days of Seller’s notification to Purchaser of its inability or unwillingness to cure said Title Exceptions, in which event the Earnest Money (including all interest earned thereon) shall be returned to Purchaser and Purchaser and Seller shall be relieved of any further obligations or responsibilities hereunder except as otherwise provided in this Agreement to the contrary. The term “Permitted Exceptions”, as used herein, shall mean (i) the Title Exception(s) listed in Schedule B of the Title Commitment specified which Purchaser approves, waives or is deemed to approve pursuant to this Section 5.1.

    (c)        At the time of Closing, Seller will cause the Property to be released or otherwise discharged from any mortgage encumbering the Property, except the Existing Loan, or any other lien securing the payment of a sum certain (each such mortgage or other lien shall be referred to as a “Seller Lien” and collectively as the “Seller Liens”); provided, however, in no event shall Seller be required to pay more than Two Hundred Twenty Five Thousand Dollars to remove any Seller Lien other than any mortgages encumbering the Property unrelated to the Existing Loan.

          5.2 Inspection.

Purchaser shall have thirty (30) days following the Effective Date of this Agreement (the “Inspection Period”) to inspect the Property and review the Loan Documents, and may terminate this Agreement because of any unacceptable fact or condition affecting or existing on the Property (an “Unacceptable Condition”) or for any reason or no reason in Purchaser’s sole discretion (including Purchaser’s inability to obtain the consents necessary to assume the Loan Documents or otherwise obtain financing), by delivering written notice of termination to Seller by the expiration of the Inspection Period. Alternatively, Purchaser may notify Seller in writing prior to the expiration of the Inspection Period of any Unacceptable Condition(s) that Purchaser desires to have cured or otherwise addressed as a condition to Purchaser’s obligation to close the transaction contemplated hereby (a “Notice of Unacceptable Condition”). Purchaser’s right to make objections regarding Unacceptable Condition(s), as provided herein, may relate to any matter, whether dealing with a Property inspection or books, records or other information pertaining to the Property. If Purchaser fails to either (i) terminate this Agreement by delivering written notice of termination to Seller prior the expiration of the Inspection Period or (ii) notify Seller of any Unacceptable Condition(s) by delivering a Notice of Unacceptable Condition referencing such Unacceptable Conditions to Seller by the expiration of the Inspection Period, Purchaser’s right to terminate this Agreement pursuant to this Section 5.2 shall be deemed cancelled. If Purchaser delivers a Notice of Unacceptable Condition to Seller prior to the expiration of the Inspection Period, Seller shall have the right (without any obligation to do so) to cure or attempt to cure the Unacceptable Condition(s) referenced in Purchaser’s Notice of Unacceptable Condition to Purchaser’s reasonable satisfaction within ten (10) days after Purchaser’s delivery of the Notice of Unacceptable Condition. In the event Seller is unable to cure or elects not to cure any one or more of the Unacceptable Condition(s) referenced in the Notice of Unacceptable Condition, Seller shall notify Purchaser in writing of such inability or election and Purchaser shall have the right to either: (a) waive such Unacceptable Condition(s), proceed to close the transaction, and accept title to the Property subject to said Unacceptable Conditions or (b) terminate this Agreement by giving written notice to Seller within ten (10) business days of Seller’s notification to Purchaser of its inability or unwillingness to cure said Unacceptable Condition, in which event the Earnest Money (including all interest earned thereon) shall be returned to Purchaser.

    (b)        With respect to any subsurface or environmental investigations (excepting only a Phase I Environmental Audit), Purchaser shall notify Seller in writing of its intention or the intention of its agents or representatives to undertake any such investigations at least 48 hours prior to such intended investigations and obtain Seller’s written consent to any such investigations to be conducted, which consent shall not be unreasonably withheld or delayed. At Seller’s option, Seller or Seller’s agents may be present for any such investigations. Purchaser shall bear the cost of all such investigations and inspections and shall not disturb or damage the Property in any material respect as a result of such investigations.

(c)     Until the Closing Date, the Purchaser shall have reasonable access to the Property during normal business hours, as arranged through the Seller’s representatives, for the purposes of conducting surveys, architectural, engineering, geotechical and environmental inspections and tests (excluding intrusive inspection and sampling), unit inspections (with a representative of Seller present at Seller’s option), interviews with management staff, and other inspections or studies reasonably required by Purchaser. The Seller may consent to or withhold consent to intrusive inspection at its sole discretion. Purchaser may not contact tenants at the Property without prior consent of Seller.

    (d)        Seller has provided or made available the following documents, which shall hereinafter be referred to collectively as the “Review Documents”, for Purchaser’s review and evaluation:

(i)	Rent Roll. A rent roll describing all Leases as of the date of this Agreement. A rent roll current as the month ending immediately prior to the date of this Agreement is attached hereto as Schedule 1 (the “Rent Roll”), and includes thereon with each unit rent and additional charges made by the tenants therein.

(ii)	Leases. Copies of all originals of all leases and related lease files have been made available for Purchaser’s review at the Property. Seller has provided Purchaser with a copy of the standard lease form currently being used at the Property which is in the possession of Seller

(iii)	Contracts. Copies of all contracts pertaining to the Property as of the date of this Agreement (the “Contracts”), if any, in the possession of Seller, including, but not limited to, management contracts, service contracts, equipment leases, maintenance contracts and transferable utility contracts. Purchaser shall inform Seller no less than thirty (30) days before Closing what Contracts Purchaser shall not be assuming and Seller shall terminate such Contracts and will remain responsible for any monthly charges due under such Contracts applicable to the period commencing on the Closing through the date of termination.

(iv)	Tangible Personal Property. A list of all Tangible Personal Property located at the Property.

(v)	Warranties. Copies of all warranties regarding the Property (the “Warranties”), if any, in the possession of Seller as of the date of this Agreement.

(vi)	Plans and Specifications. Copies of the as-built plans and specifications for the Property, if any, in the possession of Seller as of the date of this Agreement.

(vii)	Certificates of Occupancy, Permits and Licenses. Copies of all permits and licenses issued by any governmental authorities or utility companies in connection with the occupancy and use of the Improvements (including certificates of occupancy), if any, in the possession of Seller.

(viii)	Third Party Reports. Copies of all written soils, engineering, architectural, termite, pest control, endangered species, ADA, Fair Housing Act and environmental site assessments, reports and audits, if any, pertaining to the Property and prepared by independent consultants for and on behalf of Seller, including historical HUD audits.

(ix)	Property Taxes. Copies of real estate and personal property tax bills for the current tax year and the past two (2) years.

(x)	Operating Statements. Copies of year-end financial statements for 2002 and 2003; year-to-date financial statements for 2004.

(xi)	Utility Bills. Copies of all utility bills (gas, electric, water and sewer) relating to the Property for the immediately prior twelve (12) month period.

(xii)	Capital Reports and Budgets. Copies of all capital expenditure reports for 2002 and 2003, as well as a year to date budget.

(xiii)	On — Site Reports. A complete set of all current reports from the Seller’s on-site property management and accounting systems located at the Property.

(xiv)	Rental Contract: Copy of the current form of rental agreement used by the Property.

(xv)	Title: Copy of the current title policy.

(xvi)	Survey: Copy of current survey.

(xvii)	Existing Loan Documents: Copies, showing execution, of all documents related to the Existing Loan.

(xviii)	Litigation. A listing of all pending or threatened litigation against Seller or the management company with respect to claims regarding or related to the Property, including tenant eviction actions.

Purchaser acknowledges that, except as expressly set forth in Section 6, the Review Documents may have been compiled from a variety of sources, and are and shall be provided by Seller WITHOUT REPRESENTATION OR WARRANTY as to their accuracy. Seller specifically disclaims the accuracy or completeness of any third party reports including written environmental assessments, reports or audits provided by Seller pursuant to the terms hereof but Seller is not aware of any material inaccuracy in such reports. Seller encourages Purchaser to obtain Purchaser’s own assessment of the environmental risks, if any, associated with the Property, using such experts and consultants as Purchaser may select.

(e)     All information provided by Seller to Purchaser or obtained by Purchaser relating to the Property in the course of its review, including, without limitation, any environmental assessment or audit, shall be treated as confidential information by Purchaser, and Purchaser and Seller covenant with each other not to disclose any such information prior to the Closing except (i) to its attorneys, agents, consultants, accountants, investors, lenders and potential lenders and to instruct all such parties as to the confidentiality of all such information or (ii) as may be otherwise required by law or court order. Without limiting the foregoing, Purchaser and Seller specifically agree not to issue any press releases about the Property or the sale thereof prior to Closing without prior written consent. Each of Purchaser and Seller shall be liable for all costs and expenses for any failure on its part to keep all such information confidential, whether occasioned by its acts or the acts of any of its employees, agents or representatives, and each of Purchaser and Seller shall indemnify and hold harmless the other from any liability, claims or expenses (including, without limitation, mechanic’s liens and/or reasonable attorneys’ fees) resulting therefrom. Notwithstanding anything to the contrary contained in this Agreement, the obligations of Purchaser and Seller set forth in this Section 5.2(e) shall survive the termination of this Agreement, as applicable.

(f)     With regard to any inspections of the Property by Purchaser, Purchaser shall hold Seller harmless from damage or injury to any person or property resulting from any such inspection and any liability, claims or expenses (including, without limitation, mechanic’s liens and/or reasonable attorneys’ fees) resulting therefrom for a period of eighteen (18) months after termination or closing. Notwithstanding anything to the contrary contained in this Agreement, the obligations of Purchaser set forth in this Section 5.2(f) shall survive the Closing or the termination of this Agreement, as applicable.

5.3 Survival after Termination. If, prior to the expiration of the Inspection Period or Financing Contingency Period, this Agreement is terminated in accordance with the terms hereof and pursuant to the right of Purchaser to terminate this Agreement, the Earnest Money and all interest earned thereon will be promptly refunded to Purchaser and neither party shall have any further obligations under this Agreement except with respect to the obligations specified in Section 5.2, Section 11.2 and Section 11.10, which shall survive such termination. Purchaser shall, within ten (10) days of such termination, deliver to Seller copies of all feasibility studies, surveys, engineering reports and all other information obtained by Purchaser with respect to the Property, provided that Seller reimburses Purchaser for the costs of the same. The return of the foregoing items shall not be a condition to the return of that portion of the Earnest Money being held by the Title Company to Purchaser.

6.

REPRESENTATIONS OR WARRANTIES;ACCEPTANCE
OF PROPERTY

6.1 Representations. Seller and Purchaser hereby warrant and represent to each other as of the Effective Date and the Closing Date as follows:

    (a)        Seller hereby warrants and represents to Purchaser as follows:

    (i)        Title. Seller is the sole owner of the Property, and title to the Property, at Closing, will be marketable and good of record and in fact, free and clear of all title exceptions except for the Leases and Permitted Exceptions.

    (ii)        Authority. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement by Seller or the taking by Seller of any action contemplated by this Agreement.

    (iii)        Leases; Rent Roll. As of the date of the Agreement there are no leases, subleases, licenses or other rental agreements or occupancy agreements (written or verbal) which grant any possessory interest in and to any space situated on or in the Improvements or that otherwise give rights with regard to use of the Improvements other than the Leases described in the Rent Roll. The Rent Roll is true, accurate and complete as of the date hereof. Except as otherwise specifically set forth in the Rent Roll or elsewhere in this Agreement:

    (a)        except as set forth on the Rent Roll, the Leases are in full force and effect and none of them has been modified, amended or extended;

    (b)        no tenant, or any other person, entity or association has an option to purchase, right of first refusal, right of first offer or other similar right in respect of all or any unit in the Property;

    (c)        no leasing commission shall be due for any period subsequent to the time of Closing other than for Tenants who have executed a lease prior to Closing but do not move in until after the time of Closing, which commissions shall be paid by Purchaser;

    (d)        except as otherwise set forth on Attachment I to the Rent Roll, no tenant is entitled to rental concessions or abatements for any period subsequent to the time of Closing;

    (e)        Seller has neither sent written notice to any tenant of the Property, nor received any notice from any such tenant, claiming that such tenant, or Seller, as the case may be, is in default, which default remains uncured other than as shown on the Rent Roll;

    (f)        to the best knowledge of Seller, no action or proceeding instituted against Seller by any tenant of any unit in the Property is presently pending;

    (g)        there are no security deposits or other deposits other than those set forth in the Rent Roll;

    (h)        no rent has been paid more than thirty (30) days in advance under any lease of any unit in the Property other than as shown on the Rent Roll;

    (i)        no uncompleted work with respect to any part of the Property demised under any of the Leases to be performed by Seller will remain incomplete after the time of Closing; and

    (j)        all brokerage commissions with respect to the Leases shall have been paid in full by the time of Closing.

    (iv)        Subsidies. Except as shown on Exhibit I and subject to the existing VHDA tax credit program, the apartment units in the Property are not subject to, nor do said apartment units receive the benefit of any rent subsidies or rental assistance programs.

    (v)        Contracts. Schedule 2 attached hereto lists all Contracts pertaining to the Property and the information set forth therein is accurate and complete, and except as set forth therein, each of such contract is cancellable on thirty (30) days’ written notice.

    (vi)        Environmental. Schedule 3 attached hereto lists all environmental reports, audits, studies and similar documents relating to the Property which are in Seller’s possession and control (the “Environmental Reports”), and Seller has delivered a true and correct copy of each such report to Purchaser. To the best of Seller’s knowledge, and except as otherwise disclosed in the Environmental Reports, (a) no Hazardous Materials have been used, generated, stored at, in or under or disposed of at or from the Property during the period of Seller’s ownership except in accordance with Environmental Requirements; and (b) Seller has received no notice of any violation of Environmental Requirements or the presence or release of Hazardous Materials on or from the Property.

    (vii)        Litigation. Except as set forth on Schedule G attached hereto there are no pending, or to Seller’s knowledge threatened, actions or proceedings against or relating to Seller or the construction, ownership, use, possession or operation of the Property.

    (viii)        Notices. Seller has not received notice:

    (a)        from any federal, state, county or municipal authority alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of law in respect of the Property or any part thereof, which has not been corrected;

    (b)        concerning the possible or anticipated condemnation of any part of the Property, or the widening, change of grade or limitation on use of streets abutting the same or concerning any special taxes or assessments levied or to be levied against the Property or any part thereof;

    (c)        from any insurance company or bonding company of any defects or inadequacies in the Property or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges therefor or of any termination or threatened termination of any policy of insurance or bond; or

    (d)        concerning any change in the zoning classification of the Property or any part thereof.

    (ix)        Employment Agreements. Seller has not entered into any management contracts, employment contracts or labor union contracts and has not established any retirement, pension or profit sharing plans relating to the operation or maintenance of the Property which shall survive the time of Closing or for which Purchaser shall have any liability or obligation.

    (x)        Assessments. No assessments for public improvements or arising under any property association have been made against the Property which are unpaid, including, without limitation, those for construction or maintenance of roads, sewers, water lines, streets, sidewalks and curbs.

    (xi)        Intentionally omitted.

    (xii)        Non-Contravention. The consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement, indenture, or other instrument to which Seller is a party or by which it or the Property is bound, any judgment, decree, order, or award of any court, governmental body or arbitrator, or any law, rule, or regulation applicable to Seller.

    (xiii)        Loan Documents. A true, accurate and complete list of all Loan Documents will be provided by Seller to Purchaser within seven (7) calendar days of the Effective Date of this Agreement, and once said list is provided it shall be deemed to be attached hereto as Exhibit H. Seller has delivered to Purchaser true, accurate and complete copies of the Loan Documents. The Loan Documents are in full force and effect, and Seller has not received any written notice of any uncured default under the Loan Documents. To Seller’s actual knowledge, there is no material uncured default or breach by Seller under the Existing Loan that remains uncured. The principal balance of the Existing Loan, and the balance of escrow deposits with VHDA are also listed on the attached Exhibit H.

    (xiv)        Casualty Insurance. Seller has in force casualty insurance on the Improvements in compliance with all HUD regulations in an amount not less than the full replacement cost of the Improvements as determined by Seller’s insurance carrier.

    (xv)        Low Income Housing Credit Compliance. Except as set forth on Exhibit J, at all times prior to the Effective Date, Seller has been in compliance with the “Minimum Set-Aside Test” and “Rent Restriction Test” and all other requirements of Section 42 of the Internal Revenue Code applicable to “Low Income Housing Tax Credits.”

    (b)        Seller hereby warrants and represents that for the one year period immediately following the Closing Date, as to any claim for a breach by Seller of any of its representations or warranties set forth hereinabove, and for the seven (7) year period following the Closing Date as to any loss, claim or damage caused by Seller’s or FC Hamptons Associates, L.P.‘s breach of its indemnity pursuant to Section 4.1(c); Seller or, its limited partner, F.C. Hamptons Associates, L.P. shall have a net worth equal to or greater than One Million Dollars ($1,000,000.00);

    (c)        As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Purchaser, the phrase “to Seller’s actual knowledge”, “to the best of Seller’s knowledge” or any similar phrase shall mean the knowledge of the property manager, Cheryl Meyers, Mark Siegel, and George Cvijovic, without any obligation on their part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like.

    (d)        Purchaser warrants and represents to Seller that (i) it is duly organized, validly existing, (ii) it has the authority to purchase the Property and to enter into this Agreement; and (iii) the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement, indenture, or other instrument to which Purchaser is a party or is bound, or any law, rule, or regulation applicable to Purchaser.

    (e)        The foregoing warranties or representations contained in subsection 5.1(a) and (b) shall survive the Closing and the delivery of the Deed for a period of one (1) year, after which they shall expire and be of no further force and effect.

        6.2 Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES (OTHER THAN THE WARRANTY OF TITLE AS SET OUT IN THE SPECIAL WARRANTY DEED, AS DEFINED BELOW), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON OTHER THAN ITS CURRENT USE, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, OR (H) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY, THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS (AS DEFINED BELOW), OTHER THAN AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER [EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SELLER TO PURCHASER IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS] . PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER OR OTHER THIRD PARTY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. THE PROVISIONS OF THIS SECTION 6 SHALL SURVIVE THE CLOSING.

        6.3 Hazardous Materials. “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under or pursuant to CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et. seq.) (“RCRA”) or regulations promulgated under or pursuant to RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as hereinafter defined) or the common law, or any other applicable laws relating to the Property, hazardous materials, toxic chemicals or similar substances as defined in the Water Pollution Prevention and Control Act, as amended, (33 U.S.C. section 1371(1) or the Toxic Substances Control Act (15 U.S.C. section 2606), or regulations promulgated under any of the aforementioned acts, or similar legislation or regulations promulgated by the Commonwealth of Virginia. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.

        6.4 Environmental Requirements. “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

        6.5 Radon Notice. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM THE LOCAL PUBLIC HEALTH UNIT IN THE COUNTY IN WHICH THE PROPERTY IS LOCATED.

        6.7 Assumption of Contracts and Leases. It is understood and agreed that, from and after the Closing and Seller’s execution and delivery of the Bill of Sale and Assignment attached hereto as Exhibit E. and the Assignment of Leases and Contracts attached hereto as Exhibit F, Seller shall not be responsible for the discharge or performance of any duties or obligations to be performed or discharged under the Contracts or Leases for the period of time after the Closing Date. By its acceptance of the Bill of Sale and Assignment and Assignment of Leases and Contracts at the Closing hereof, Purchaser agrees that Purchaser shall assume and shall be deemed to have assumed at Closing, and shall perform from and after the Closing, all of the terms, covenants and conditions of the Contracts and Leases on the part of Seller (or owner of the Property) required to be performed from and after the Closing, including, but not limited to, the obligation to repay, in accordance with the terms of the Leases, to the lessees thereunder any and all security and prepaid rental deposits delivered to Purchaser. By its execution hereof and its acceptance of the Bill of Sale and Assignment and the Assignment of Leases and Contracts, Purchaser agrees to indemnify and hold harmless Seller from and against any and all loss, cost or expense (including, without limitation, reasonable attorney’s fees) resulting by reason of Purchaser’s failure to perform any of the obligations under the Contracts or Leases arising after the date of Closing. Seller hereby agrees to indemnify and hold harmless Purchaser from and against any and all loss, cost or expense (including, without limitation, reasonable attorneys’ fees) resulting by reason of the failure of Seller to perform any of the obligations under the Contracts or Leases during Seller’s ownership of the Property. The provisions of this Section 6.7 shall survive the Closing of this Agreement. Seller will terminate the management agreement for the Property as of Closing. Purchaser shall not assume, and shall have no obligations for, any management agreement regarding the Property unless separately entered into by Purchaser.

        6.8 Assumption of Tax Credits. It is understood and agreed that, from and after the Closing and Seller’s execution and delivery of the assignment and assumption agreement required by the VHDA (“Assignment and Assumption Agreement”), Seller shall not be responsible for the discharge or performance of any duties or obligations to be performed or discharged under the VHDA documents arising or accruing after the Closing Date, and Purchaser agrees that Purchaser shall assume and perform from and after the Closing Date, all of the terms, covenants and conditions of the regulatory agreement and other VHDA documents on the part of Seller (or owner of the Property) required to be performed from and after the Closing, including, but not limited to, the obligation to maintain certain affordability requirements.

        By its execution hereof and its acceptance of the Assignment and Assumption Agreement, Purchaser agrees to indemnify and hold harmless Seller from and against any and all loss, cost or expense (including, without limitation, reasonable attorney’s fees) resulting by reason of Purchaser’s failure to perform any of the obligations under the Regulatory Agreement or other VHDA documents arising after the date of Closing. Seller hereby agrees to indemnify and hold harmless Purchaser from and against any and all loss, cost or expense (including, without limitation, reasonable attorneys’ fees) resulting by reason of the failure of Seller to perform any of the obligations under the Regulatory Agreement or other VHDA documents during Seller’s ownership of the Property, and those that arose prior to the date of Closing. Purchaser and Seller hereby agree that in the event either party receives notice of any default or potential default under the Regulatory Agreement or any other VHDA document (“Notice of Tax Default”), such receiving party shall forward a copy of the Notice of Tax Default to the other party promptly after receipt of said Notice of Tax Default. The provisions of this Section 6.8 shall survive the Closing of this Agreement.

7.

CLOSING

         7.1 Closing. The closing (the "Closing") shall be conducted in escrow by the Escrow Agent fifteen (15) days after the later of (a) the expiration of the Financing Contingency Period or (b) the date the conditions to Closing set forth in section 7.5 have been met (the “Closing Date”), unless the parties mutually agree in writing upon another place, time or date. The Purchase Price shall be deposited into and held by the Escrow Agent in a Closing Escrow Account with a bank satisfactory to the Purchaser and Seller. The Purchaser may obtain a thirty (30) day extension of Closing upon payment to Seller of a non-refundable deposit of Twenty-Five Thousand Dollars ($25,000.00), to be applied to the Purchase Price at Closing. The Closing shall be conducted through an escrow administered by Escrow Agent. Seller and Purchaser shall execute supplemental escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Agreement. The transactions described herein shall be closed by means of a concurrent delivery of the documents of title, transfer of interest, delivery of Title Policy and the Purchase Price, customarily referred to as a “New York Style Closing.”

        7.2 Possession. Possession of the Property shall be delivered to Purchaser, subject to the Permitted Exceptions, upon Closing and Seller’s receipt of the full payment of the Purchase Price by Purchaser.

        7.3 Prorations. At Closing, the following prorations shall be made as of midnight on the Closing Date. Seller shall furnish to Purchaser and Title Company a draft Closing Statement three (3) days prior to the expected Closing Date containing the following pro-rations of income and expense and the apportionment of taxes:

(a)     All collected rents and other income with respect to the Property, if any, for the month in which the Closing occurs, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated as of the date of Closing. If the Closing shall occur before all of the rents from the Property have actually been paid for the month in which the Closing occurs, the apportionment of any such rent shall be upon the basis of such rents actually received by the Seller. Subsequent to the Closing, if any rents for the month of closing, or for prior rental periods, are actually received by Purchaser, promptly after its receipt of such rents, Purchaser shall apply first, to satisfy such tenant’s current due and owing rent obligations relating to the period after the Closing Date; second, to satisfy such delinquent rent obligations relating to the period in which the Closing Date occurred; and third, to satisfy such delinquent rent obligations relating to the period prior to the Closing Date. Purchaser shall make a good faith effort and attempt to collect any such rents not apportioned at the Closing, for the benefit of Seller.

        Purchaser shall receive credit against the Purchase Price for the amount of any refundable and non-refundable security deposits and fees for which the Seller is accountable (plus accrued interest thereon as required by law), cleaning, administrative, redecorating, pet, key or other deposits and fees (with the exception of application fees) and prepaid rentals for a later calendar month. Upon Closing, Purchaser shall assume Seller’s obligations for such fees as noted herein to the extent Purchaser has received credit against the Purchase Price for such fees. Purchaser will defend, indemnify, and hold Seller harmless from and against all demands and claims made by tenants arising out of the transfer or disposition of any security deposits or other fees credited to Purchaser. Seller will indemnify and hold Purchaser harmless from and against any demands and claims made by tenants arising out of any security deposits not credited to Purchaser.

        For utility charges, Seller and Purchaser shall use their best efforts to cause all utility billings to be closed and billed by the respective utility companies as of the Closing Date in order that utility charges may be separately billed for the periods prior to and after the Closing Date. In the event any such utility charges are not separately billed, the same shall be prorated. In connection with any such proration, it shall be presumed that utility charges were uniformly incurred during the billing period in which the Closing Date occurs.

    (b)        If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon one hundred five percent (105%) the basis of the tax rate for the preceding year applied to the latest assessed valuation. Subsequent to the Closing, when the tax rate and the assessed valuation of the Property is fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment; provided, however, if the taxes for such period increase due to a valuation of the Property that is due solely to the sale of the Property to Purchaser, Seller shall not be allocated any portion of said increase resulting from such revaluation. Seller shall pay all special tax assessments, if any, pending against the Property prior to the Closing.

    (c)        The monthly installment of principal and interest and any other charges due under the Existing Loan with respect to the month in which Closing occurs will be prorated as of the Closing Date, Seller will transfer its interest in all escrows held by VHDA to Purchaser, and Purchaser will pay to Seller at Closing, in addition to the Purchase Price, the principal amount of all such escrows, provided that Seller assigns the escrows and VHDA acknowledges the transfer. However, if VHDA does not permit Seller to assign the escrows to Purchaser or the transfer of the escrows is otherwise impractical, Seller shall be entitled to receive the full amount of all escrow accounts, Purchaser shall have no interest in any funds escrowed or deposited by Seller with VHDA, and Purchaser shall be responsible for funding all escrows as required by VHDA.

    (d)        Seller shall be charged, and the Purchaser credited, with interest accrued but unpaid on the indebtedness secured by the First Deed of Trust, together with any other monthly charges and amounts normally due thereunder through the Closing.

    (e)        Seller shall be credited, and Purchaser charged, for the existing balances as of the date of Closing for all escrow, reserve and deposit accounts or funds held for the holder of the First Deed of Trust for real and personal property ad valorem taxes, insurance, replacement reserves, debt service reserves for principal and interest, rebate reserves, and the like, all of which account balances shall be transferred to Purchaser at Closing.

    (f)        Any petty cash maintained at the Property for day-to-day operations shall remain the property of Seller at Closing.

    (g)        The agreements of Seller and Purchaser set forth in this Section 6.3 shall survive the Closing.

         7.4 Closing Costs.

        Seller shall pay the following costs:

(a) Grantor’s tax; (b) One-half (½) the escrow fees; (c) The cost of the title search; and (d) The cost of the preparation of the Deed.

        Purchaser shall pay the following costs:

(a)     One-half (½) of any escrow fees; (b) The Title Insurance Premium for the Owner’s Policy; (c) The recording costs of the Deed; (d) Any other deed transfer taxes; (e) The cost of any inspections of the Property; (f) Any updates of Survey, reports, etc. provided to Purchaser; (g) The cost of any Purchaser requested title endorsements or coverage; and (h) All assumption/transfer fees or other special charges (including lender’s counsel) levied by or on behalf of the holder of the First Deed of Trust or VHDA in connection with the assumption of the Loan Documents and/or the sale.

        Each party shall pay its own attorneys’ fees.

         7.5 Conditions to Closing.

    (a)        It shall be a condition to both the Seller and Purchaser’s obligations to close hereunder that the Purchaser assume all of the obligations and agreements of Seller relating to the Loan Documents (including certain limited recourse notes, a regulatory agreement and an insurance and indemnity agreement) and that the Seller be released from all liabilities first arising under the Loan Documents from and after the Closing Date, and that VHDA approve the transfer of the Property and Purchaser’s assumption as aforesaid. Both Seller and Purchaser agree to use reasonable efforts to secure the approval of VHDA (and HUD, if applicable) to this sale and assumption, and Purchaser and Seller agree to provide to VHDA on a timely basis all financial statements and such other information as may be requested in this regard.

    (b)        It shall be a condition to Purchaser’s obligation to close hereunder that VHDA executes and delivers the VHDA Assumption Documents at Closing, and that all conditions of VHDA to the assignment of the Existing Loan have been satisfied or waived by VHDA.

    (c)        It shall be a condition to Purchaser’s obligation to close hereunder that Purchaser shall have received fromVHDA a Mortgagee’s Certification specifying the amount of the outstanding principal balance, accrued interest and reserve and escrow balances in respect of the First Deed of Trust as of the Closing Date and certifying to Purchaser that no defaults on the part of Seller exist under the Existing Loan.

    (d)        It shall be a condition to Purchaser’s obligation to close hereunder that the physical condition of all Improvements shall be substantially the same at the Closing Date as it is on the Effective Date, reasonable wear and tear and damage by casualty excepted.

    (e)        It shall be a condition to Purchaser’s obligation to close hereunder that the Tangible Personal Property shall be in substantially the same condition at the Closing Date as it is on the Effective Date, reasonable wear and tear and damage by casualties excepted.

    (f)        It shall be a condition to both party’s obligation to close hereunder that on or before the respective dates provided for herein, Purchaser and Seller shall have, in a timely fashion, substantially performed each and every covenant, undertaking and agreement to be performed by the respective party pursuant to this Agreement.

    (g)        It shall be a condition to both party’s obligation to close hereunder that Purchaser’s and Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, without giving effect to any knowledge based qualifications.

    (h)        Subject to Section 11.19 hereof, it shall be a condition to each party’s obligation to close hereunder that any and all contingencies in the other four (4) Purchase and Sale Agreements entered into between affiliates of Seller and Purchaser, and more particularly described on Schedule 4 attached hereto (the “Hamptons Agreements”) have been satisfied.

        7.6 Seller’s Obligations at the Closing. At the Closing, Seller shall deliver to Purchaser the following documents:

    (a)        Deed. Special Warranty Deed (the “Deed”) executed by Seller conveying the Land and the Improvements located thereon to Purchaser subject to no exceptions other than the Permitted Exceptions, in the form attached to this Agreement as Exhibit D.

    (b)        Foreign Person. An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

    (c)        Owner’s Affidavit. In the event Purchaser purchases an Owner’s Policy of Title Insurance, an executed affidavit or other document acceptable to Seller and the Title Company in issuing the Owner’s Policy without exception for possible lien claims of mechanics, laborers and materialmen.

    (d)        Bill of Sale and Assignment. A Bill of Sale and Assignment (the “Bill of Sale”) executed by Seller assigning to Purchaser the Tangible Personal Property and the Intangible Property, in the form attached to this Agreement as Exhibit E.

    (e)        Leases and Assignment of Leases. The originals of all of the Leases, and all security deposits, if any, in the possession of Seller, and Seller shall have no liability to Purchaser for any tenant security deposits not actually paid to Seller; and Assignment of Leases and Contracts executed by Seller assigning to Purchaser all of Seller’s right, title and interest in and to the Leases, in the form attached to this Agreement as Exhibit F.

    (f)        Contracts and Assignment of Contracts. (i) The originals of all of the Contracts, if any, in the possession of Seller; and Assignment of Leases and Contracts (attached as Exhibit F) executed by Seller and Purchaser and (ii) the originals of all Section 8 housing assistance contracts, if any, in the possession of Seller; and Assignment of Section 8 Housing Assistance Contracts in a form satisfactory to Purchaser and HUD.

    (g)        Warranties. The originals of all warranties regarding the Property, if any, in the possession of Seller.

    (h)        Loan Assignment and Assumption Agreement. Triplicate originals of the Loan Assignment and Assumption Agreement and any other lender assumption document required to be executed by Seller, duly executed by Seller.

    (i)        Indemnity Agreement. Seller and Seller’s limited partner, F.C. Hamptons Associates, L.P., shall execute the Indemnity Agreement referenced in Section 4.1(c).

    (j)        Other Documentation. Such documents as may be required or as may be reasonable or necessary in the opinion of the Escrow Agent, Title Company, Purchaser or its counsel to consummate and close the purchase and sale contemplated herein pursuant to the terms and provisions of this Agreement.

          7.7 Purchaser's Obligations at the Closing. At the Closing, Purchaser shall deliver to Seller the following:

    (a)        Purchase Price. The Purchase Price, in the manner prescribed in Section 2.1 hereof;

    (b)        Evidence of Authority. Such consents and authorizations as Title Company may reasonably deem necessary to evidence authorization of Purchaser for the purchase of the Property, the execution and delivery of any documents required in connection with Closing and the taking of all action to be taken by the Purchaser in connection with Closing;

    (c)        Evidence of Assumption. Deliver to Seller assumption agreements signed by Purchaser with respect to the performance by Purchaser of the landlord’s obligations under the Leases, security deposits and the Contracts assumed by Purchaser, in each case in respect of the period from and after the Closing;

    (d)        Other Documentation. Such documents as may be required or as may be reasonable or necessary in the opinion of the Escrow Agent, Title Company, Seller or its counsel to consummate and close the purchase and sale contemplated herein pursuant to the terms and provisions of this Agreement.

    (e)        Other Documentation. Such documents as may be required or as may be reasonable or necessary in the opinion of the Seller, its counsel, the Title Company or HUD to consummate and close the purchase and sale contemplated herein pursuant to the terms and provisions of this Agreement.

    (f)        Indemnity Agreement. Purchaser shall execute the Indemnity Agreement referenced in Section 4.1(c).

8.

RISK OF LOSS

        8.1 Condemnation. If, prior to the Closing, action is initiated to take any of the Property by eminent domain proceedings or by deed in lieu thereof, Purchaser may either (a) terminate this Agreement, or (b) consummate the Closing, in which latter event the award of the condemning authority shall be assigned to Purchaser at the Closing.

        8.2 Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If any Improvements on the Property, or any part of such Improvements, suffers any damage equal to or in excess of five percent (5%) of the Purchase Price prior to the Closing from fire or other casualty, which Seller, at its sole option, does not repair, Purchaser may either (a) terminate this Agreement, or (b) consummate the Closing, in which latter event the proceeds of any insurance (plus the deductible amount, if any) covering such damage shall be assigned to Purchaser at the Closing plus a prorata portion of the proceeds of any lost rents insurance (if any) covering such damage at the Closing. If the Property, or any part thereof, suffers any damage less than five percent (5%) of the Purchase Price prior to the Closing, Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance (plus a credit for the deductible amount, if any) as well as a prorata portion of the proceeds of any lost rents insurance (if any) covering such damage at the Closing.

9.

DEFAULT

        9.1 Breach by Seller. If Seller breaches this Agreement, Purchaser may terminate this Agreement by giving written notice of such termination to Seller and Escrow Agent and thereupon shall be entitled to the immediate return of the Earnest Money and Purchaser and Seller shall have no further liability hereunder. In the alternative Purchaser may seek specific performance of Seller’s obligations hereunder. In no event shall Seller or any of its partners, employees, officers or directors be liable to Purchaser for any actual, punitive, speculative, consequential or other damages of any kind, except for damages related to representations, warranties, covenants and agreements which expressly survive Closing in accordance with the terms of this Agreement.

        9.2 Breach by Purchaser. If Purchaser breaches this Agreement, Seller, as Seller’s sole remedy and relief hereunder, may terminate this Agreement and thereupon receive the Earnest Money as liquidated damages (and not as a penalty). In no event shall Purchaser or any of its partners, employees, officers or directors be liable to Seller for any actual, punitive, speculative, consequential or other damages of any kind. Seller and Purchaser have made the foregoing provisions for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and agree that such sum represents reasonable compensation for such breach, except for damages related to representations, warranties, covenants and agreements which expressly survive Closing in accordance with the terms of this Agreement.

        9.3 Return/Delivery of Earnest Money. In the event the Earnest Money is returned to the Purchaser, as provided in Section 9.1 above, or delivered to the Seller, as provided in Section 9.2 above, upon the return or delivery of the same, the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder, except for the obligations specified in Section 5.2 and Section 11.2 hereof.

10.

FUTURE OPERATIONS

         10.1 Future Operations. During the pendency of this Agreement:

    (a)        Seller shall carry on its business and activities relating to the Property in an manner that is consistent with all HUD and VHDA maintenance and management policies including but not limited to current tenant selection practices, including (a) the leasing of the Property, substantially in the same manner as it did for the one year period preceding the date of this Agreement and maintain staffing at the same levels; (b) all maintenance, repair and replacement work in accordance with Seller’s policies and practices prior to the date of this Agreement including: (i) replacement of carpet and appliances (including individual air-conditioning units) in the ordinary course of business, (ii) interior painting in the ordinary course of business, and (iii) day to day maintenance and repair of roofs and other building systems, decks, patios, stairways, parking lots and structures, landscaping, gates and fences and other items requiring periodic maintenance and repair.

        Notwithstanding the foregoing, nothing contained in this Section shall affect or otherwise diminish the rights and obligations of Purchaser and Seller under Section 8 with respect to a casualty. On or prior to the Closing Date, Seller shall have performed all work necessary to make all apartments within the Property that have been vacant for more than seven (7) days prior to the Closing Date ready for occupancy by incoming tenants, consistent with Seller’s past practices (the “Ready Work”), and, to the extent that Ready Work for any vacant apartments has not been completed, Purchaser shall receive a credit at Closing in an amount equal to Seven Hundred Fifty Dollars ($750.00) for each apartment for which Ready Work has not been completed.

    (b)        From the Effective Date until Closing, Seller shall not enter into any agreement or instrument or take any action which would constitute a lien or other encumbrances of the Property, or which would be outside the normal scope of maintaining and operating the Property in a safe and lawful manner, without the prior written consent of Purchaser.

    (c)        Seller shall renew, extend or modify or otherwise comply with the terms of any Section 8 contracts or other contracts related to the Property or its tenants in accordance with the terms thereof subject to the review and approval of Purchaser. The form of renewal and application shall be forwarded to the Sellers upon its completion by Purchaser.

    (d)        Without Purchaser’s prior written approval, Seller will not execute any contract for, or on behalf of, or affecting any Property which cannot be terminated prior to the Closing Date, without cause and without charge, costs, penalty or premium.

    (e)        Seller will comply in all material respects with all contractual obligations, laws, ordinances, rules, regulations and governmental requirements applicable to the Property or any written notice from any governmental authority, holder of any mortgage or board of fire underwriters (or any body performing similar functions) requiring any work, repairs, construction, alterations or installations on or in connection with any Property in order to comply with or asserting any violation of any applicable law, regulation or other governmental requirement.

    (f)        Seller will not remove any items of Tangible Personal Property from any of the apartment units within the Property, with the exception of obsolete or worn items, which are replaced with items of similar function and quality as that identified on Exhibit B.

    (g)        On or before the Closing Date Seller will pay all amounts due and owing to third parties in respect of services and materials provided to the Property up to and including the Closing Date, except to the extent pro rated under Section 7.3.

    (h)        Seller shall make all payments due under the Loan Documents, comply with all of Seller’s other obligations under the Loan Documents, and give Purchaser notice of any material default or event of default by Seller under the Loan Documents of which Seller becomes aware.

    (i)        Seller shall not without Purchaser’s prior written consent (a) enter into any new lease for an apartment unit with a first-time tenant unless the lease is on the Seller’s standard form, is for a period of no more than one (1) year and the rent shall be not less than the annual rent shown on the Rent Roll applicable to such unit, (b) renew or extend any Lease for an apartment unit with an existing tenant unless the lease is on the Seller’s standard form, is for a period of not more than one (1) year and not less than seven (7) months, and the rent for the amended, renewal or extension term shall not be less than the annual rent shown on the Rent Roll applicable to such unit, (c) terminate any Lease except by reason of a default by the tenant thereunder. Seller, without the need for prior approval from Purchaser, must provide notice of any concessions granted at the Property to Purchaser; provided, however, if Seller grants any concessions at the Property in which (i) the upfront concession exceeds one-half (1/2) of the current monthly market rent or (ii) any prorated concessions which reduce the monthly rent below the rent required by clause (a) above, Seller must obtain the prior written approval of Purchaser. The failure of Purchaser to consent, or to withhold its consent, in writing within five (5) business days after written request therefor, to any new lease, renewal or extension of any Lease or any termination of any Lease for which Purchaser’s consent is required pursuant to this Section 10.1(i) shall be deemed to constitute consent.

11.

MISCELLANEOUS

        11.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other under this Agreement, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when : (i) personally delivered to the intended recipient; or (ii) three (3) business days after having been sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; or (iii) delivered in person to the address set forth below for the party to whom the notice was given; or (iv) at noon of the business day next following after having been deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Emery, or Purolator, addressed to such party at the address specified below; or (v) immediately, if sent during regular business hours or at 8:30 a.m. local time on the next business day next following an after-hours, weekend or holiday notice sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery or receipt, or, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this Section 11.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

                  If to Seller:                               F.C. Silver Hill Associates, L.P.
                                                              C/o Mark Siegel
                                                              Forest City Enterprises, Inc.
                                                              50 Public Square, Suite 1100
                                                              Cleveland, Ohio 44113
                                                              Ph: (216) 416-3241
                                                              Fax: (216) 263-6208

                  With a copy to:                             Forest City Enterprises, Inc.
                                                              50 Public Square, Suite 1160
                                                              Cleveland, Ohio 44113-2267
                                                              Attention: Amanda M. Seewald, Esq.
                                                              Ph: (216)416-3281
                                                              Fax: (216)263-6206

                                                              FC Hamptons Associates, L.P.
                                                              50 Public Square, Suite 1160
                                                              Cleveland, Ohio 44113-2267
                                                              Attention: Amanda M. Seewald, Esq.
                                                              Ph: (216)416-3281
                                                              Fax: (216)263-6206

                  If to Purchaser:                            The Berkshire Group
                                                              One Beacon Street, Suite 1550
                                                              Boston, Massachusetts 02108
                                                              Attention:  Steven Zaleski
                                                              Ph: (617) 646-2453
                                                              Fax:  (617) 566-1408

                  With a copy to:                             Richard A. Toelke, Esq.
                                                              Bingham McCutchen LLP
                                                              150 Federal Street
                                                              Boston, MA 02110
                                                              Ph: (617) 951-8000
                                                              Fax: (617) 951-8736

                  With a copy to:                             Scott Spelfogel, Esq.
                                                              The Berkshire Group
                                                              One Beacon Street, Suite 1550
                                                              Boston, Massachusetts 02108
                                                              Ph:  (617) 574-8385
                                                              Fax:  (617) 556-1408

                  If to Escrow Agent:                         Robert G. Soule, Esq.
                                                              Lawyers Title Insurance Company
                                                              150 Federal Street, Suite 200
                                                              Boston, MA 02110

        11.2 Real Estate Commissions. Except as stated in this Section, neither Seller nor Purchaser has contacted any real estate broker, finder, or similar person in connection with the transaction contemplated hereby and that neither party is obligated to pay any brokerage fee or commission in connection with this sale. Seller agrees to pay CB Richard Ellis (“Seller’s Broker”) upon the closing of the transaction contemplated hereby, and not otherwise, a cash commission in the amount specified in a separate listing agreement between Seller and Seller’s Broker. Seller acknowledges that Purchaser may be represented by a real estate broker in connection with this transaction (“Purchaser’s Broker”), and that any broker representing Purchaser will be compensated solely by the Purchaser. Seller’s acknowledgment as herein provided does not, however, create any privity of contract between Seller and any Purchaser’s Broker, and Seller has no obligations, either express or implied, to any Purchaser’s Broker.

        To the actual knowledge of Seller and of Purchaser, except as provided in the immediately preceding paragraph, no brokerage fees other than due to Seller’s Broker, have been paid or are due and owing to any person or entity by the Seller and the Purchaser. Seller and Purchaser, each hereby agrees to indemnify and hold harmless the other from and against any and all claims for brokerage fees due to any party other than Seller’s Broker or similar charges with respect to this transaction, arising by, through or under the indemnifying party, and each further agrees to indemnify and hold harmless the other from any loss or damage resulting from an inaccuracy in the representations contained in this Section 11.2. This indemnification agreement of the parties shall survive the Closing.

        11.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

        11.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

        11.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

        11.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Virginia, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

         11.7 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

        11.8 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and assigns. Purchaser may not assign this contract without Seller’s written consent, provided, however, Purchaser may assign Purchaser’s rights under this Agreement to its parent, or to a wholly owned affiliate or subsidiary without Seller’s consent but upon notice and a copy of the document by which such rights have been assigned, which shall specifically reaffirm Purchaser’s representations and warranties made hereunder.

        11.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

        11.10 Attorneys’ Fees. In the event it becomes necessary for any party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees, paralegal fees and cost incurred in such suit at trial, appellate, bankruptcy and/or administration proceedings. The provisions of this Section 11.10 shall survive the termination or closing of this Agreement.

        11.11 Multiple Counterparts. This Agreement may be executed by handwritten signing or by electronically transmitted facsimile of such signing, either of which shall create a validly executed document, in any number of counterparts, each of which shall be deemed an original and such counterparts together shall be deemed and constitute one and the same instrument; Purchaser and Seller shall each supply an original counterpart to the other party within three (3) days.

        11.12 Date of this Agreement. As used in this Agreement, the terms “date of this Agreement” or “date hereof” shall mean and refer to the date of execution of this Agreement by Seller.

        11.13 Exhibits. Any and all addenda attached hereto and signed by the parties, and all of the following exhibits attached to this Agreement, are incorporated into this Agreement and made a part hereof:

(a)	Exhibit A, the Land; (b) Exhibit B, the Personal Property; (c) Exhibit C, the Escrow Agreement; (d) Exhibit D, the Deed; (e) Exhibit E, the Bill of Sale; (f) Exhibit F, the Assignment of Leases and Contracts; (g) Exhibit G, Litigation; (h) Exhibit H, Loan Documents (i) Exhibit I, Subsidies (j) Exhibit J, Low Income Housing Credit Compliance (k) Schedule 1, Rent Roll;

(l)	Schedule 2, Contracts; (m)Schedule 3, Environmental Reports; and (n) Schedule 4, the Hamptons Agreements.

        11.14 Authority. Each party hereto represents and warrants to the other that the execution of this Agreement and any other documents required or necessary to be executed pursuant to the provisions hereof are valid, binding obligations and are enforceable in accordance with their terms.

        11.15 Recordation. Neither this Agreement nor any memorandum or other summary of this Agreement shall be placed of public record under any circumstances except with the prior written consent of the Seller and the Purchaser, or as required by applicable laws, rules and regulations, specifically with respect to the requirements of the Securities and Exchange Commission.

        11.16 Post-Closing Audit Rights. For a period of three (3) years after the Closing Date, upon no less than fifteen (15) days’ prior written notice, Seller agrees to make available to Purchaser’s independent accountants, for inspection and copying, at Purchaser’s sole cost and expense, sufficient information to prepare audited financial statements and an audit letter for the Property for the calendar years of 2001, 2002 and 2003, which information shall include books and records for the Property, property and operating statements, insurance policies, real estate tax records, capital expenditures records and maintenance records of the Property, if and to the extent that such records are in Seller’s actual possession as of the date of the Closing. All such records shall be made available for inspection by Purchaser’s auditors at such location as Seller may reasonably choose. The terms of this Section 11.16 shall survive the Closing.

        11.17 Like-kind Exchange. Seller reserves the right to structure the transaction contemplated by this Agreement as a “like-kind exchange” of the subject property within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”), and corresponding provisions of Virginia law, and that such exchange shall be conducted with the use of a Qualified Intermediary, as defined in applicable Treasury Regulations under Section 1031 of the Code. In connection therewith, Purchaser agrees to take such actions and to execute such documents as may be reasonably necessary to facilitate Seller’s exchange of the Property for other property of a like kind provided that Purchaser incurs no additional cost or expense, or liability exposure.

        11.18 Notwithstanding any provision to the contrary in this Agreement, no party hereto shall be liable to, or hold harmless any party for, consequential or indirect damages of any kind.

        11.19 Cross default and cross-termination. Reference is made to Hamptons Agreements pertaining to the sale and purchase of the Arboretum Apartments, the Arboretum Undeveloped Parcel, the Bridgewater Apartments and the Trellis Apartments respectively (collectively the “Adjacent Properties”). The parties hereto acknowledge that because the Adjacent Properties and the Property are contiguous to each other, it is desirable to have all properties under a common ownership and control. Therefore, it is agreed that: (a) a default under any one of the other Hamptons Agreements shall constitute a default under this Agreement; and (b) in the event this Agreement is terminated by either party pursuant to any applicable provision contained herein, then the other Hamptons Agreements shall be terminated as well, provided however, if the Seller defaults under any Hamptons Agreement, or if a condition precedent to Purchaser’s obligation to purchase any one or more of the Adjacent Properties is not satisfied, Purchaser shall nevertheless have the right, without waiving any of Purchaser’s remedies under any of the Hampton Agreements, to waive such contingency and purchase the Property pursuant to the terms of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by persons duly empowered to bind the parties to perform their respective obligations hereunder the day and year set forth beside their respective signatures.

                                                              SELLER:

                                                              F.C. Silver Hill, L.P.,
                                                              a Virginia limited partnership

                                                              BY:      F.C. Silver Hill, Inc.,
                                                                       An Ohio corporation

DATE OF EXECUTION OF SELLER:        By:
                                                              Name:
_________________________________   Title:

                                                              PURCHASER:

                                                              BIR Silver Hill, L.L.C.
                                                              a Delaware limited liability company

DATE OF EXECUTION OF PURCHASER:     By:
                                                              Name:
___________________________________ Title:
                                                          JOINDER
For the purpose of agreeing to be bound by the terms,  conditions and covenants set forth in Sections 4.1(c) and 6.1(b) of this Agreement, the undersigned, hereby joins in the Agreement.

                                                              BY: F.C. Hamptons Associates, L.P.
                                                              A Virginia limited partnership

DATE OF EXECUTION:                          By:
                                                              Name:
_________________________________   Title: